Exhibit 10.22

TERMINATION AND SETTLEMENT AGREEMENT

This Termination and Settlement Agreement is entered into this 7th day of October, 2004 (“Effective Date”) between Allergan Sales, LLC (“Allergan”) and Peplin Operations Pty Ltd. (“Peplin”) and their guarantors, Allergan, Inc., and Peplin Ltd. (formerly, Peplin Biotech Ltd.) (hereinafter referred to as “Agreement”).

RECITALS

WHEREAS, Peplin previously granted to Allergan a license to the Compound and Improvements in the Field in the Territory (as those terms are defined below), on the terms of a Collaboration and License Agreement between the Parties dated November 22, 2002 (“C&L Agreement”).

WHEREAS, ALLERGAN previously desired to amend, and Peplin previously agreed to the amendment of, the C&L Agreement on the terms of the First Amendment to Collaboration and License Agreement dated May 26, 2004 (“Amendment Agreement”).

WHEREAS the Parties wish to terminate the C&L Agreement, as amended by the Amendment Agreement, on the terms of this Agreement.

NOW THEREFORE, the Parties agree as follows:

1. For purposes of this Agreement, the following terms shall have the meanings specified below:

“Affiliate” means, in the case of either Party, a corporation or other entity which, directly or indirectly, controls, is controlled by or is under common control with, that Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls 50% (fifty percent) or more of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

“Compound” means PEP005, and any other compounds deemed to be a Compound in accordance with the terms of the C&L Agreement.

“Confidential Information” means all information, inventions, trade secrets, know-how, and data, whether or not in a material form, relating to this Agreement and/or the subject matter of this Agreement disclosed by one Party to the other Party.

“Control” means the ability, whether by ownership or license, to grant a license or sublicense as provided for herein without violating the terms of any agreement or other right of any Third Party.

“FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

“Field” means (i) Topical Applications of the Compound or Improvements for any Skin and Eye Conditions; and (ii) Intralesional Applications of the Compound for Skin and Eye Conditions made solely through direct sales to dermatologists and plastic surgeons, and such other physicians as may be mutually agreed by the Parties in writing from time to time.

“Improvement” means a compound which is an Ingenane Compound or substituted Ingenane Compound and which has potential use in the Field or any new formulation or isomer thereof.

“IND” means an Investigational New Drug application as defined in the U.S. Food, Drug and Cosmetic Act, as it may be amended from time to time, and the regulations promulgated thereunder, or as the context requires, any corresponding application in a country other than the USA.

“Ingenane Compound” means any compound containing the ingenol skeleton, “ingenol” being the compound having the chemical name 1 a, 2,5,5a,6,9, 10,10a, Octahydro-5, 5a, 6-trihydroxy4 (hydroxymethyl) 1,1,7,9, tetramethyl 1 H-2, 8 amethanocyclopenta[a]clopropa[e] cyclodecen-11 one, and the empirical formula C 20 H 28 O 5.

“Intellectual Property Rights” means all copyright trade mark, design, patent (including, without limitation, the Peplin Patent Rights), semi-conductor and/or circuit layout rights; trade, business, company and/or domain names; any right to have confidential information kept confidential (including, without limitation, the Peplin Know-How); other proprietary rights; and/or any rights to registration of such rights existing anywhere in the world, whether created before, on or after the date of this Agreement relating to the Compound, an Improvement (irrespective of whether it has potential use in the Field), the Product and/or any Oral Formulation, including, without limitation, any potential uses thereof.

“Intralesional Application” means the treatment of a lesion by direct injection of the Compound into the lesion.

“Oral Formulation” means a formulation of the Compound or Improvement that is delivered by the mouth and absorbed systemically by the gut.

“Party” means Peplin or Allergan and/or their respective Affiliates as the context requires and “Parties” means, collectively, Peplin and Allergan and/or their respective Affiliates.

“Patent Rights” means issued patents and pending patent applications (whether provisional or otherwise) in the United States of America or any countries in the Territory that cover the manufacture, use, sale, offer for sale and/or importation of the Compound and/or Improvements in the Field, and any applications and/or patents claiming priority to said patents or applications, including all divisions, continuations, reissues, reexaminations, continuations in part, continued prosecution applications (“CPA”), requests for continued examination (“RCE”), extensions and substitutions thereof, and any applications filed under the Patent Cooperation Treaty. A current list of Patent Rights, as at the date of the C&L Agreement, is attached as Exhibit A to the C&L Agreement.

“PEP005” means the compound originally isolated from the Euphorbia peplos plant, and having the chemical name angeloyl 3-ingenol or ingenol 3-angelate and the empirical formula C 25 H 34 O 6, current specifications for which are attached as Exhibit B to the C&L Agreement.

“Peplin Know-How” means proprietary techniques and data within the Field, including inventions, practices, methods, knowledge, know-how, assays, compositions of matter, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, manufacturing data and descriptions, which (i) Peplin discloses to Allergan under this Agreement and (ii) is within the Control of Peplin. Notwithstanding anything herein to the contrary, Peplin Know-How shall exclude Peplin Patent Rights.

“Peplin Patent Rights” means the Patent Rights Controlled by Peplin.

“Phase IA Clinical Trials” means the clinical trial the subject of IND 70114 for the use of topical PEP005 for the treatment of actinic keratosis filed by Allergan in June 2004.

“Product” means pharmaceutical formulations containing the Compound or an Improvement.

“Regulatory Approval” means any approval, license, registration or authorization of any supra-national, federal, state or local regulatory agency or government authority necessary for the manufacture, use, storage, import, export, transport or sale of a Product in a regulatory jurisdiction, including where applicable, pricing approval.

“Regulatory Filings” includes, without limitation, IND’s, Regulatory Approvals and/or all documents relating, either directly or indirectly, thereto;

“Skin and Eye Conditions” means diseases or conditions of the human skin including epidermis and dermis, and diseases or conditions of the human eye, respectively.

“Territory” means the United States of America, Canada, Mexico, Central America and South America, including the countries of Antigua and Barbuda, the Bahamas, Barbados, Belize, Costa Rica, Cuba, Dominica, Dominican Republic, El Salvador, Greenland, Grenada, Guatemala, Haiti, Honduras, Iceland, Jamaica, Nicaragua, Panama, Saint Kitts and Nevis, Saint Lucia, Saint Vincent and the Grenadines, Trinidad and Tobago, Bolivia, Brazil, Chile, Columbia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, and Venezuela.

“Third Party” means any entity other than Peplin and Allergan.

“Topical Application” means the treatment of disease by delivery in a topical dosage form to the outer surface of the diseased area for dermatologic and ophthalmic administration.

2. Notwithstanding anything to the contrary in Section 11 of the C&L Agreement, subject to the terms of this Agreement, the Parties agree to terminate the C&L Agreement, as amended by the Amendment Agreement, as and from the Effective

Date, except for Section 8 of the C&L Agreement and/or any non-expired nondisclosure agreement entered into between the Parties, which shall survive termination of the C&L Agreement.

3. Allergan agrees to pay to Peplin One Million Two Hundred and Eighty Nine Thousand Six Hundred and Fifty Seven U.S. Dollars (U.S. $1,289,657) on the Effective Date in full payment of all monies due to Peplin under the C&L Agreement. Such payment shall be nonrefundable and noncreditable.

4. Allergan will, consistent with accepted and efficient business practices and legal requirements relating to pharmaceutical drug development, complete, as soon as practicable but not more than ninety (90) days from the Effective Date, monitoring at Allergan’s expense and promptly providing Peplin or its designee as it becomes available with the case report forms, any adverse event reports and all other relevant data and information (including, without limitation, randomization codes) concerning the Phase IA Clinical Trials for the Product. Allergan will provide, if practicable, prototype database forms relevant to the study, and will provide reasonable non-monetary assistance to Peplin in its discussions of the Phase IA Clinical Trials for the Product with the FDA, including, without limitation, attendance at FDA meetings. Reasonable travel costs incurred by Allergan in attending such meetings will be met by Peplin.

5. Notwithstanding Sections 2.7 and 7.1 of the C&L Agreement, Peplin shall have all right, title and interest (including all Intellectual Property Rights) in and to all of the Parties’ respective inventions, discoveries, methods and/or processes conceived or reduced to practice by Peplin, Allergan and/or the Parties jointly and all associated Regulatory Filings arising out of, either directly or indirectly, the C&L Agreement (as amended by the Amendment Agreement) and/or this Agreement relating to the Compound, any Improvement (irrespective of whether it has potential use in the Field), the Product and/or any Oral Formulation, including, without limitation, any potential uses thereof.

6. Subject to Allergan’s statutory requirements for record keeping (where records are required to be maintained, copies are to be provided to Peplin) and to the extent Allergan has information or materials available (providing Allergan uses its reasonable endeavours to locate such information and/or materials), and without limiting Section 8.6 of the C&L Agreement, which shall survive termination of the C&L Agreement under Section 2 of this Agreement, Allergan must deliver up to Peplin all Compounds, Improvements (irrespective of whether it has potential use in the Field), Products and Oral Formulations and all associated Regulatory Filings arising out of, either directly or indirectly, the C&L Agreement (as amended by the Amendment Agreement) and/or this Agreement in its possession or under its control on or before the Effective Date. Without limiting the generality of the foregoing, Allergan agrees to transfer the current IND’s for PEP005 to Peplin or its designee, to hand over to Peplin all original hard copies of reports and copies of documents stored on its information management system (including validation reports), original certificates of analysis and batch records, to transfer to Peplin or its designee all of Allergan’s data and information regarding its planned Phase I-B Study in Australia (including any applications to the Therapeutic Goods Administration or institutional ethics committees), to provide to Peplin or its designee any PEP005 (AGN 204332) it may have both formulated and active pharmaceutical ingredient and, if Product has been destroyed prior to the Effective Date, to provide to Peplin or its designee the corresponding certificates of destruction on or before the Effective Date.

7. Subject always to Peplin’s rights to exploit the rights vested in it under Section 5 of this Agreement, the Parties agree that a Party receiving any Confidential Information (“Receiving Party”) of the other Party (“Disclosing Party”) shall (a) maintain in confidence such Confidential Information to the same degree of care such Party maintains its own valuable confidential information, but not less than a reasonable degree of care; (b) not disclose such Confidential Information to anyone other than regulatory authorities in the course of seeking Regulatory Approvals and any of the Receiving Party’s employees or consultants or contractors or Third Parties involved in the development, manufacture and/or distribution of the Product who need to know such Confidential Information to permit such Receiving Party to practice its rights under this Agreement and who have agreed to substantially similar obligations concerning such Confidential Information as those set forth herein, or as otherwise required by law; (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement; and (d) take reasonable steps to prevent unauthorized use or disclosure of such Confidential Information.

8. Subject always to Peplin’s rights to exploit the rights vested in it under Section 5 of this Agreement, in the event either Party is requested or is required by deposition, interrogatories, requests for information, documents or admissions, subpoenas, civil investigative demands or similar process, to disclose or provide any Confidential Information, the Parties shall promptly meet to discuss how best to respond and, for example, whether to seek an appropriate protective order or confidential treatment or otherwise prevent such disclosure.

9. Subject always to Peplin’s rights to exploit the rights vested in it under Section 5 of this Agreement, obligations under this Agreement with respect to Confidential Information shall only cease where such information can be shown by written evidence that it: (a) has become generally known in the pharmaceutical industry or by the public at large at the time of or after disclosure by the Disclosing Party, other than through breach of this Agreement by the Receiving Party; (b) was in the possession of the Receiving Party, without any obligation of confidentiality, immediately prior to the time of disclosure by the Disclosing Party, and the Receiving Party did not come to be in such possession through disclosure from the Disclosing Party or any of the Disclosing Party’s Affiliates or sublicensees; or (c) was independently developed by employees or agents of the Receiving Party without knowledge of, access to, or use of any Confidential Information of the Disclosing Party.

10. Subject always to Peplin’s rights to exploit the rights vested in it under Section 5 of this Agreement, in the event of termination of this Agreement, at any time thereafter upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy (at the Disclosing Party’s option) the Disclosing Party’s Confidential Information responsive to such request, including all copies thereof and in whatever form, except that the Receiving Party may retain one copy of the Confidential Information to be used solely to determine the scope of the Receiving Party’s obligations under this Agreement. The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its other obligations under this Agreement.

11. The Parties agree to issue press releases concerning the termination of the C&L Agreement, attached hereto as Exhibit A.

12. Allergan agrees to provide reasonable non-monetary assistance to Peplin in its re-licensing efforts, including, without limitation, identifying potential candidates and providing contact information and introductions.

13. Peplin agrees to provide Allergan with a three (3) month non-exclusive right of negotiation for future rights in PEP005, if Peplin has not licensed PEP005 to a Third Party by January 1, 2006. If no license has been executed within the three (3) month period, the right of negotiation will expire.

14. Peplin agrees to pay to Allergan the following:

A.	twenty-five percent (25%) of all pre-commercialisation payments in the nature of up front, milestone, full time equivalent or similar payments but excluding reimbursements of costs, contributions to help defray the costs of specific works, sales taxes, VAT taxes and other taxes) received by Peplin or a Peplin Affiliate in exchange for licensing or other transfer of rights in the Topical Application of PEP005 for any Skin and Eye Condition up to a maximum amount of Three Million U.S. Dollars ($3,000,000); and

B.	twenty-five percent (25%) of all post-commercialisation payments in the nature of royalties, sales milestone payments and the like (but excluding reimbursements of costs, contributions to help defray the costs of specific works, sales taxes, VAT taxes and other taxes) received by Peplin or a Peplin Affiliate in exchange for licensing or other transfer of rights in the Topical Application of PEP005 for any Skin and Eye Condition in the Territory (royalties shall be deemed to include that portion of transfer price of materials provided by Peplin that exceeds Peplin’s costs for such materials) up to a maximum amount, which amount shall include any amounts paid under Section 15 (A) of this Agreement, of Four Million U.S. Dollars ($4,000,000); and

	C.	ten percent (10%) of net sales of Product made by Peplin or an Affiliate of Peplin for the Topical Application of PEP005 for any Skin and Eye Condition in the Territory up to a maximum amount, which amount shall include any amounts paid under Section 15(A) and/or 15(B) of this Agreement, of Four Million U.S. Dollars ($4,000,000); and

	D.	Total payments to Allergan under Sections 15 (A) to 15(C), inclusive, of this Agreement shall not exceed, in the aggregate, Four Million U.S. Dollars ($4,000,000).

15.	A.	Each of the Parties acknowledges that the other Party has carried out all of the terms and conditions of the C&L Agreement and that neither Party is in breach of the C&L Agreement.

	B.	Allergan and its Affiliates for themselves and their agents, successors and assigns, do hereby forever release and discharge Peplin, its Affiliates and any of their past or present agents, employees, officers, directors, attorneys and supplies from any causes of action, losses, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the C&L Agreement.

	C.	Peplin and its Affiliates for themselves and their agents, successors and assigns, do hereby forever release and discharge Allergan, its Affiliates and any of their past or present agents, employees, officers, directors, attorneys and supplies from any causes of action, losses, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown suspected or unsuspected, fixed or contingent, arising out of or in any way related to the C&L Agreement.

	D.	Waiver of Section 1542 of the California Civil Code and Similar Statues. The Parties specifically understand, acknowledge and agree that this is a full and final release, which shall be effective as a bar to all actions, claims, counterclaims, obligations, causes of action, losses, damages, costs, expenses, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected and unsuspected, fixed and contingent, hereinabove specified to be so barred. The Parties having been fully advised by their respective counsel, hereby expressly and voluntarily waive all rights or benefits that they and each of them might otherwise have under the provisions of §1542 of the Civil Code of the State of California, and under all federal, sate and/or common law statutes or principles of similar effect. The parties recognize that §1542 of the Civil Code of the State of California reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

16. Miscellaneous.

16.1 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that each of the Parties may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction (which shall be deemed an assignment). Notwithstanding the foregoing, Allergan can sell, transfer or assign its rights under this Agreement to any Third Party as part of a sale of substantially all of its assets related to its dermatology business. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing.

16.2 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or associate of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions. Allergan and Peplin acknowledge and agree that each provision of this Agreement is material to their respective decisions to enter into this Agreement. Allergan and Peplin further acknowledge and agree that neither of them would have entered into this Agreement in the absence of any of its provisions.

16.3 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or international courier, addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the earlier of receipt by the addressee or the second business day after dispatch by recognized international courier.

If to Peplin:	Peplin Operations Pty Ltd.
Level 2
1 Breakfast Creek Road
Newstead, Brisbane
Australia
Attention: Company Secretary
Tel: 61 7 3250 1200
Fax: 61 7 3250 1299

With a copy to:	Peplin Ltd.
Level 2
1 Breakfast Creek Road
Newstead, Brisbane
Australia
Attention: Managing Director
Tel: 61 7 3250 1200
Fax: 61 7 3250 1299

If to Allergan:	Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Attention: Corporate VP Business Development
Tel: (714) 246-6837
Fax: (714) 246-2228

With a copy to:	Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Attention: General Counsel
Tel: (714) 246-4535
Fax: (714) 246-6987

16.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States, without reference to its conflict of laws, rules and in connection with any dispute hereunder, subject to Section 16.5 below, the Parties consent to exclusive jurisdiction and venue in the state and federal courts in Orange County, California, United States.

16.5 Dispute Resolution. Except with respect to matters pertaining to injunctive relief, in the event of any dispute, the Parties shall refer such dispute to the Chief Executive Officers of Peplin and Allergan (or their respective executive officer level designees) for attempted resolution by good faith negotiations within thirty (30) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be suspended. In the event such executives are unable to resolve such dispute within such thirty (30) day period, the parties shall submit this dispute to binding arbitration before a single arbitrator in Orange County, California, such arbitration to be conducted pursuant to the American Arbitration Association rules for commercial disputes then in effect. The arbitrator may permit limited discovery as he or she deems appropriate in the circumstances of the dispute. The arbitrator shall have no power to include an award of attorneys’ fees and costs to the prevailing party, or to award punitive, special, incidental or consequential damages.

16.6 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or in any term hereof modified, only by a written instrument duly executed by both Parties hereto.

16.7 No license or right is hereby granted by implication or otherwise, with respect to any Intellectual Property Rights and the Parties hereby agree that under no circumstances may a court find or hold the existence of any such implied license.

16.8 Each Party must do all things and execute all further documents necessary to give full effect to this Agreement and refrain from doing anything that might hinder the performance of this Agreement.

IN WITNESS WHEREOF, the Parties have by their duly authorized representatives hereunto set their hands the day and year first above written.

ALLERGAN SALES, LLC	PEPLIN OPERATIONS PTY LTD.

By: /s/ Jeffrey L. Edwards	By: /s/ Michael Aldridge

Name: Jeffrey L. Edwards	Name: Michael Aldridge

Title: Vice President	Title: Director

Date: October 7, 2004	Date: 7 October 2004

AGREED TO:

ALLERGAN, INC.	PEPLIN LTD.

By: /s/ Jeffrey L. Edwards	By: /s/ Michael Aldridge

Name: Jeffrey L. Edwards	Name: Michael Aldridge

Title: Vice President	Title: Managing Director & CEO

Date: October 7, 2004	Date: 7 October, 2004